FOR IMMEDIATE RELEASE
December 1, 2010 For Further Information, Contact: Chris A. Karkenny Chief Financial Officer 949.639.4990

26220 Enterprise Court

Lake Forest, California 92630

Tel 949.639.2000

APRIA HEALTHCARE NAMES NEW CHIEF OPERATING OFFICER

LAKE FOREST, CA...December 1, 2010...Apria Healthcare Group Inc. today announced the appointment of Daniel E. Greenleaf to the position of Chief Operating Officer. In this capacity, Mr. Greenleaf will be responsible for leading the operations and sales functions of both the home infusion therapy and home respiratory therapy/home medical equipment segments of the Company.

Mr. Greenleaf has served since April 2008 as President of Apria's Home Infusion Therapy segment, a position he will continue to hold. Prior to joining Apria, he served as President and Chief Executive Officer of VioQuest Pharmaceuticals, Inc., a New Jersey-based biopharmaceutical company.

"We are very pleased to appoint Dan as our Chief Operating Officer," said Norman C. Payson, MD, Chairman and Chief Executive Officer of Apria Healthcare. "He has successfully led our Home Infusion Therapy segment to achieve significant growth and operational efficiencies. In addition, he has over 18 years of relevant experience in senior leadership positions in the homecare and pharmaceutical segments of the healthcare industry. Dan's strong executive skills and sales and operations background are key attributes during a time of significant industry change."

Prior to his role at VioQuest Pharmaceuticals, Inc., Mr. Greenleaf was President of U.S. Operations for Celltech Biopharmaceuticals, Senior Vice President of Operations for Nabi Pharmaceuticals, and held a variety of increasingly senior roles with Schering-Plough Corporation.

Mr. Greenleaf is a graduate of Denison University with a Bachelor of Arts (BA) degree in Economics. He also obtained his Masters of Business Administration (MBA) degree in Health Administration from the University of Miami. Mr. Greenleaf was a captain and navigator in the United States Air Force and served in Operation Desert Storm.

***************************************************************************

Apria provides home infusion therapy, home respiratory therapy and home medical equipment through approximately 500 locations serving patients in all 50 states. With over $2 billion in annual net revenues, Apria is one of the nation's largest and leading home healthcare companies. For more information, visit www.apria.com or www.coramhc.com.

This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company's filings with the Securities and Exchange Commission and other factors over which the Company has no control.

###